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                                                                   EXHIBIT 99(g)



                           NON-COMPETITION AGREEMENT


         This Agreement is entered into as of ___________________, 1995 by and between University Bank and Trust Company, a California corporation, (the "Company") and Carl J. Schmitt ("Officer").

                                    RECITALS

         WHEREAS, due to the position of Officer with the Company and his knowledge of information concerning the Company and its business, the Company desires to restrict Officer's ability to compete with the Company;

         NOW THEREFORE, in consideration of these circumstances, the parties have entered into this Agreement on the terms set forth below for valuable consideration, the adequacy and receipt of which is hereby acknowledged.


         Compensation. The Company hereby agrees to pay the Officer, whether or not Officer is an officer, director, or employee of, or a consultant to, the Company, the sum of $1,239,185 (less applicable withholding) upon execution of this Agreement. Any payments due under this Agreement shall not be offset by any compensation or other remuneration due or which becomes due to Officer after the date of this Agreement.


         1. Character of Payments. The Company and Officer agree and acknowledge that the payment due Officer hereunder is in consideration of Officer's refraining from competing with the Company for the period specified in this Agreement. Such payment shall be treated as ordinary income to Officer by company and Officer on their tax returns.
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      2.      Non-Disclosure of Confidential Information.

              (a) Except as authorized in writing by the Company, the Officer shall not at any time, disclose or use, directly or indirectly, confidential information of the Company which the Officer has gained knowledge of by reason of said employment, and the Officer shall retain all such information in trust in a fiduciary capacity for the sole use and benefit of the Company. Such confidential information includes, but is not limited to, information of the Company whether now owned or hereafter obtained, concerning marketing and sale methods, materials, processes, procedures, devices, computer programs, computer software, fringe benefit programs or any other process or procedures utilized by the Company. Such confidential information shall also include but is not limited to products distributed by the Company or its distributors, products manufactured and/or sold by the Company business forms, computer programs, computer software, prices, list of suppliers and customers, plans for new areas or markets, internal operations and any patents, improvements, ideas, variations, trade secrets, proprietary information and other confidential information of any type, together with all written, graphic and other materials relating to all or any part of the same.  The Officer acknowledges that the confidential information of the Company is valuable, special and unique to the Company's business and on which the
      Company's business depends, and is proprietary to the Company, and that the Company wishes to protect said confidential information by keeping it secret and confidential for its sole use and benefit. The Officer will take all reasonable steps necessary, and all reasonable steps requested by the Company, to insure that all such confidential information is kept secret and confidential for the sole use and benefit of the Company.
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                 (b)      Upon termination of the Officer's employment with the
         Company, or any other time the Company may in writing so request, the Officer shall promptly deliver to the Company all materials concerning any confidential information, copies thereof and any other material of the Company which are in the possession or under the control of the Officer. The Officer shall not make or retain any copy or extract thereof.


         3. Non-Compete. At any time that the Officer is employed by the Company, and for a period of five years after termination of the Officer's employment the Company, the Officer shall not:


                 (a) solicit, cause, induce or encourage, directly or indirectly, any employee of the Company to leave its employ, or any independent contractor to terminate any independent contractor relationship with the Company;

                 (b) cause, induce or encourage, directly or indirectly, any customer or client of the Company to terminate or adversely change any relationship with the Company;

                 (c) cause, induce or encourage any potential supplier or customer to not enter into any business relationship with the Company;


                 (d) directly or indirectly, including but not by way of limitation, as an owner, employee, employer, operator, investor, independent contractor, agent, stockholder, partner (general or limited), joint venturer, officer, director, consultant, franchisee, franchiser or co-worker, enter into, conduct participate or engage in any form of business in the counties of Santa Clara and Santa Cruz in the State of California, which are related to or operates a bank, bank holding company, savings and loan association, savings bank or other financial institution.

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         4.      The Officer shall disclose to the Company all inventions,
discoveries, variations, computer programs, ideas and improvements, whether or not copyrightable or patentable, conceived or made by the Officer alone or jointly with other during the Officer's employment with the Company, related to the business or activities of the Company or resulting asks assigned by the Company and assigns and agrees to assign all the Officer's interest therein to the Company as the sole exclusive property of the Company. The Officer shall execute such documents and do such acts as shall be necessary to perfect the Company's rights therein. These obligations shall continue after termination of the Officer employment with the Company with respect to all inventions, discoveries, variations, ideas and improvements conceived or made by the Officer during the term of said employment.

         5. It is expressly understood and agreed that although the Officer and Company consider the restrictions contained in Sections 3, 4 and 5 above reasonable for the purpose of preserving for the Company goodwill, proprietary rights and going concern value, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in these paragraphs is an unenforceable restriction on the activities of the Officer, the provisions of these paragraphs shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable. Alternatively, if the court referred to above finds that any restriction contained in these paragraphs is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.
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         6.      Binding Effect.  This Agreement shall be binding upon and
shall inure to the benefit of Officer and his heirs and legal representatives, and the Company and their respective successors and permitted assigns.

         7.      Enforcements.

         (a) Damages Inadequate. In the event of a threatened or actual breach of Sections 3, 4 and 5 of the Agreement by the Officer, it is agreed and acknowledged that damages would not be an adequate remedy to compensate the Company of the loss of goodwill and other harm to the business of the Company.

         (b) Injunctive Relief. In the event of a threatened or actual breach of Section 3, 4 and 5 of this Agreement by the Officer, the Company shall be entitled to a temporary restraining order, and to temporary and permanent injunctive relief, to prevent or terminate such anticipated or actual breach, provided that nothing in this Agreement shall be construed to limit the damages otherwise recoverable by the Company in any such event.

         (c) Notice to Third Parties. In addition, after discussing the matter with the Officer, the Company shall have the right, subject to applicable law, to inform any other third party that the Company reasonably believes to be, or to be contemplating, participating with the Officer or receiving from the Officer assistance in violation of this Agreement, of the terms of this Agreement and of the rights of the Company hereunder, and that participation by any such entity or persons with the Officer in activities in violation of this Agreement may give rise to claims by the Company against such entity, persons or third party.

         8. Assignment. The Company may assign its rights and benefits under this Agreement to any person, firm, partnership, corporation, association, or other entity to which may be transferred all or a part of the businesses of the Company or its subsidiaries, in the aggregate,
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and/or a majority of the outstanding capital stock of the Company or its subsidiaries, in the aggregate, in which even the covenants, duties, obligations and agreements on the part of Officer contained in this Agreement shall inure to the benefit of any such transferee or other successor to the same extent and with the same force and effect as if this Agreement had been entered into by Officer directly with such transferee or other successor. The obligations of Officer under this Agreement are personal as to Officer and may not be transferred or delegated by Officer to any person, either voluntarily or involuntarily, but Officer shall be entitled to assign his rights to receive payments hereunder and such rights shall inure to the benefit of Officer's estate in the event of his death in the absence of any prior assignment. Except as specifically provided herein, this Agreement is not intended to, and shall not, confer any rights or benefits upon any person or entity that is not a party hereto.

         9. Waiver of breach. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any party.

         10. Captions. The various titles of the paragraphs herein are used solely for convenience and shall not be used for interpretation or construing any word, clause, paragraph or subparagraph of this Agreement.

         11. Governing law. This Agreement shall be construed and interpreted according to the laws of the State of California.
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         IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.



Address:

                                           By:
                                               --------------------------------

                                           Name:
                                                 ------------------------------

                                           Title:
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                                           Officer